For information, contact:
Chris Sullivan
Chief Financial Officer
Pegasystems Inc.
(617) 866-6020
chris.sullivan@pega.com

Beth Lewis
Director, Investor and Public Relations
Pegasystems Inc.
(617) 866-6077
beth.lewis@pega.com

Pegasystems Reports First Quarter Revenue of $27.1 Million
Continued BPM Success With New and Existing Customers;
Chris Sullivan Resigning to Join Private Company

CAMBRIDGE, Mass., May 3, 2006 – Pegasystems Inc. (Nasdaq: PEGA) today announced its first quarter 2006 results. Total revenue for the quarter was $27.1 million, reflecting growth of 12% from the first quarter of 2005. Compared to the first quarter of 2005, professional services revenue was up $5.5 million, primarily due to new license implementations, while maintenance revenue grew $1.4 million. License revenue decreased $4.0 million from the first quarter of 2005, but deferred revenue increased by $8.3 million to $24.1 million over this period, due to an increase in deferred license revenue.

The first quarter net loss of ($1.3) million was due to continued investments to support growth in service and sales and stock option expense related to the adoption of FAS123R. Total expenses in the first quarter of 2006 increased by $2.9 million from the fourth quarter of 2005, driven primarily by the normal fourth quarter to first quarter increase in employee benefit costs. Cash flow from operations in the first quarter was $3.1 million.

First Quarter 2006 Financial Performance

	Quarter
(In millions, except per share data and percentages)	Q1 2006	Q1 2005

Total Revenue	$27.1	$24.2
License Revenue	$6.9	$10.9
% of Total Revenue	25%	45%
Services Revenue	$20.2	$13.4
% of Total Revenue	75%	55%
Pre-tax Income	$(1.6)	$0.2
Provision (benefit) for Income Taxes	$(0.2)	$0.1
Net Income (loss)	$(1.3)	$0.1
Earnings Per Share, Basic and Diluted	$(0.04)	$0.00

Alan Trefler, Chairman and CEO commented, “The first quarter of 2006 showed improvement in license signings and total revenue over the comparable quarter last year. We are increasing our sales to new customers and extending relationships with existing customers. During the quarter Pegasystems’ SmartBPM™ was selected for use by 17 customers including an international bank, a leading investment and insurance company, two Blue Cross Blue Shield organizations, a global investment banking firm and one of the largest insurance and financial services companies in the world.

“Customers are using Pegasystems’ new class of BPM software to manage, automate and optimize a wide range of business processes including procurement and disbursement requests, enterprise-wide healthcare claims, disease management and call center support, financial product development, pricing and management and worldwide insurance underwriting.

“Organizations increasingly understand the imperative that BPM not only provides a solution to today’s business processes challenges, but also next month’s and next year’s challenges. Pegasystems SmartBPM™ provides business and IT with a unified environment, allowing organizations the competitive advantage to build for change.”

Chris Sullivan, CFO, commented, “Customer license signings in the first quarter of 2006 increased significantly from the first quarter of 2005. Though first quarter license revenue is down year over year, we are succeeding in licensing additional software to existing customers. Sometimes multiple licenses to a single customer are deemed a single bundled arrangement, delaying the recognition of revenue until all elements are complete. This is reflected in the $8.3 million year-over-year increase in deferred revenue.

“Services revenue continues to benefit from more implementations and maintenance contracts. As a result of the larger customer base, maintenance revenue increased 30% over the first quarter of 2005. Services margins remain under pressure as we continue to invest in resources. We are fine-tuning our implementation methodology to better align with our sales success including more tightly defined project scope and enhanced project governance.”

As disclosed previously, Pegasystems expects to structure most new term licenses and term license renewals in a manner that will result in revenue being recognized ratably over the term of the license, rather than based on the present value of future payments method historically used. This will reduce the up-front revenue associated with term licenses in favor of a stream of future recurring revenue. Term licenses scheduled to renew in 2006 have a present value of approximately $10 million, the majority of which, assuming those licenses are renewed, is expected to be recorded ratably over the term of the agreements. Approximately $1 million in term license signings and renewals which occurred during the first quarter of 2006 will be recognized as revenue over the term of the agreements.

The Company is updating its guidance for 2006. It is increasing its full year revenue estimate to between $107 and $117 million. This increase is driven primarily by an anticipated increase in customer reimbursed expenses related to professional service engagements. The incremental revenue related to these expenses generates no incremental margin and therefore the company’s expectation for profit (loss) before tax remains between $(3) million and $3 million. The expected results for 2006 reflect an anticipated cost of approximately $1 million associated with the expensing of stock options under the revised FAS123R rules. Cash flow from operations in 2006 is expected to be in the range of $12 to $20 million.

Pegasystems also announced that Chris Sullivan is resigning from his position of Chief Financial Officer, effective June 1, 2006, to join one of the largest privately held investment companies as a senior finance executive. While a search is conducted for his replacement, Shawn Hoyt, the Company’s Vice President and General Counsel, will assume the role of interim CFO. James Reilly, the Company’s Vice President, Finance, is being promoted to the role of Chief Accounting Officer.

“Chris has contributed greatly to Pegasystems over the past five years and leaves having established a strong finance department and solid financial position. We wish him all the best,” said Alan Trefler.

Messrs. Trefler and Sullivan will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on May 4, 2006. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international), passcode 8514980.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section, Audio Archives link.

Forward-Looking Statements
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2006 revenue, profit before tax, stock option expense, cash flow from operations, future employee benefit costs and customer reimbursed expenses. The words “anticipate”, “continue,” “expect,” “will,” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product acceptance and consequently the timing of our license revenue recognition, the level of term software license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services and healthcare markets, historically our core markets, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of May 3, 2006. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to May 3, 2006.

About Pegasystems
Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world’s most sophisticated organizations to Build for Change™.

Pegasystems’ award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing and government markets drive growth and productivity.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share-related data)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$17,016	$21,314
Short-term investments	99,957	93,421

Total cash and short-term investments	116,973	114,735
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2006 and 2005 .	33,306	25,486
Short-term license installments	25,813	26,537
Prepaid expenses and other current assets	2,871	1,953

Total current assets	178,963	168,711
Long-term license installments, net of unearned interest income	22,281	31,371
Equipment and improvements, net of accumulated depreciation and amortization	2,098	1,947
Computer software for internal use, net of accumulated amortization	1,035	845
Other assets	113	143
Goodwill	2,346	2,346

Total assets	$206,836	$205,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued payroll related expenses	$4,994	$8,197
Accounts payable and accrued expenses	11,303	10,769
Deferred revenue	24,112	18,749
Current portion of capital lease obligation	104	103

Total current liabilities	40,513	37,818
Long-term deferred income taxes	—	510
Capital lease obligation, net of current portion	36	63
Other long-term liabilities	1,484	1,171

Total liabilities	42,033	39,562

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 70,000,000 shares authorized; 35,586,747 and 35,565,918 shares issued and outstanding at March 31, 2006 and December 31, 2005 respectively	356	356
Additional paid-in capital	119,313	118,968
Stock warrants	107	107
Retained earnings	44,661	46,007

Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(652)	(623)
Foreign currency translation adjustments	1,018	986

Total stockholders’ equity	164,803	165,801

Total liabilities and stockholders’ equity	$206,836	$205,363

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2006	2005

Revenue:
Software license	$6,900	$10,880
Services	20,216	13,350

Total revenue	27,116	24,230

Cost of revenue:
Cost of software license	31	88
Cost of services	12,638	7,547

Total cost of revenue	12,669	7,635

Gross profit	14,447	16,595

Operating expenses:
Research and development	5,402	5,025
Selling and marketing	9,775	8,933
General and administrative	2,637	3,337

Total operating expenses	17,814	17,295

Loss from operations	(3,367)	(700)
Installment receivable interest income	447	564
Other interest income, net	1,115	625
Other income (expense), net	245	(316)

Income (loss) before provision (benefit) for income taxes	(1,560)	173
Provision (benefit) for income taxes	(214)	100

Net income (loss)	$(1,346)	$73

Earnings per share, basic and diluted	$(0.04)	$0.00
Weighted average number of common shares outstanding, basic	35,572	36,044
Weighted average number of common shares outstanding, diluted.	35,572	36,829

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Three months ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)....... ......	$(1,346)	$73

Adjustment to reconcile net income to cash flows from operating activities:
Stock option income tax benefits	(42)	11
Deferred income taxes	(477)	—
Depreciation, amortization, and other non cash items	611	396
Stock-based compensation expense	263	—

Change in operating assets and liabilities:
Trade accounts receivable and license installments	1,997	7,697
Prepaid expenses and other current assets	(915)	(290)
Accounts payable and accrued expenses	(2,648)	(2,756)
Deferred revenue	5,363	6,747
Other long-term assets and liabilities	313	105

Cash flows from operating activities	3,119	11,983

Cash flows from investing activities:
Purchase of investments	(21,608)	(14,088)
Maturing and called investments	14,900	2,000
Sale of investments	—	11,575
Investment in software, equipment and improvements	(806)	(311)

Cash flows from investing activities	(7,514)	(824)

Cash flows from financing activities:
Payments under capital lease obligation	(25)	(24)
Excess tax benefit from stock option exercises	42	—
Exercise of stock options	351	89
Repurchase of common stock	(311)	(931)

Cash flows from financing activities	57	(866)

Effect of exchange rate on cash and cash equivalents	40	(175)

Net increase (decrease) in cash and cash equivalents	(4,298)	10,118
Cash and cash equivalents, beginning of period	21,314	20,905

Cash and cash equivalents, end of period	$17,016	$31,023

Supplemental disclosures of cash flow information:

Cash paid during the year to date period for:
Interest Interest	$3	$4
Income taxes	$150	$154